PRESS RELEASE

Company Contact:	Investor Contact:
Kirk Patterson	Beverly Twing
Senior Vice President and CFO	Shelton Group - Investor Relations
Entorian Technologies Inc.	For Entorian Technologies Inc.
(512) 454-9531	(972) 972-239-5119x126

ENTORIAN RECEIVES NASDAQ NOTICE LETTER

AUSTIN – July 23, 2008 – On July 21, 2008, Entorian Technologies Inc. [NASDAQ: ENTN] received a letter from The NASDAQ Stock Market notifying it that for the 30 consecutive business days preceding the date of the letter, the bid price of its common stock closed below the $1.00 per-share requirement for continued inclusion on The NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 4450(a)(5).

In accordance with NASDAQ Marketplace Rule 4450(e)(2), the company has 180 calendar days from the date of the NASDAQ letter, or until January 20, 2009, to regain compliance. To regain compliance, the closing bid price of the company’s common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days prior to January 20, 2009.

This notification will not impact the listing of Entorian’s common stock at this time. The company’s common stock will continue to trade on the NASDAQ Global Market under the symbol ENTN.

About Entorian Technologies

Entorian Technologies Inc. (NASDAQ: ENTN) is a leading provider of advanced module and system-level products for demanding high-reliability and high-performance markets. With an IP portfolio of more than 200 patents and pending patent applications, the company offers high-speed, high-capacity solutions, and technology licensing. Headquartered in Austin, Texas, Entorian operates an ISO-certified manufacturing facility in Reynosa, Mexico. Entorian’s subsidiary, Augmentix Corporation, provides military, enterprise and government customers with mission critical computing solutions for rugged environments. Augmentix servers and mobile products combine best in class technologies and standardized components from industry leader Dell, with proven ruggedization methods from Augmentix. Its rugged systems are environmentally robust and technologically advanced.

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Entorian is a trademark of Staktek Group LP.